Exhibit 10.26
Severance and Change of Control Agreement
     THIS SEVERANCE AND CHANGE OF CONTROL AGREEMENT (this “Agreement”) by and between Adnexus Therapeutics, Inc. (the “Company”), a Delaware corporation with its principal place of business at 100 Beaver Street, Waltham, MA 02453, and Eric Furfine (the “Executive”) is made as of August 16, 2007 (the “Effective Date”).
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive and the Executive’s continued efforts to maximize the Company’s value.
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Cause” means a good faith finding by the Company that (a) following written notice, the Executive has failed to perform his or her assigned duties for the Company; (b) the Executive has engaged in dishonesty, misconduct or gross negligence that the Company reasonably deems adverse to its business or reputation; (c) the Executive has been arrested for or convicted of any crime involving moral turpitude or any felony; or (d) the Executive has breached or has threatened to breach a provision of this Agreement or a Company agreement or policy. The determination of whether “Cause” for termination exists shall be made in the sole discretion of the Company.
          1.2 “Change in Control” shall mean the occurrence of any one of the following events:
               a. Any “person” who is not the “beneficial owner” of more than nineteen and nine-tenths percent (19.9%) of the outstanding equity securities of the Company on a fully diluted basis on the date hereof or an “affiliate” of such party on the date hereof becomes, alone or together with such person’s affiliates, a “beneficial owner” of more than fifty percent (50%) of the outstanding equity securities of the Company (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder); or
               b. In a single transaction, the consummation of a merger, consolidation or share exchange involving the Company, or the sale of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to the transaction own fifty percent (50%) or more of the outstanding equity securities of the continuing entity immediately following the consummation of such transaction.

          1.3 “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
          1.4 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.5 “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
          1.6 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events: (a) a material diminution in the Executive’s base compensation; (b) a material diminution in the Executive’s authority, duties or responsibilities, including, without limitation, a material diminution in the authority, duties and responsibilities of the corporate officer to whom the Executive reports, and, if following a change in control, not reporting to a comparable executive of the successor to the Company; (c) a requirement by the Company that the Executive changes the geographic location at which the Executive primarily perform his or her services to a location which increases the commuting distance from his or her principal residence by 40 miles or more; or (d) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement; provided, however, that a termination for Good Reason by Executive can occur only if (i) Executive has given the Company a notice of the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice and (ii) such notice is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur within 15 days after such failure to cure.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, or (b) the termination of the Executive’s employment with the Company prior to the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2012; provided, however, that commencing on December 31, 2012 and each December 31 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

     3. Termination Without Cause or for Good Reason.
          3.1 If, at any time, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to the following benefits:
                    (i) a payment of six (6) months base salary, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time to time; and
                    (ii) for six (6) months after the date of employment termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive at least equal to those which would have been provided to him or her if the Executive’s employment had not been terminated, in accordance with the applicable health, dental, life and long-term disability benefit plans in effect on the date of employment termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive.
          3.2 The payment to the Executive of the amounts payable under this Section 3 shall be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company and shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 3.
     4. Stock Acceleration.
          4.1 Automatic Acceleration. If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) the vesting schedule of each outstanding option held by the Executive to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 25% of the shares of Common Stock subject to the option which are unvested immediately prior to such Change in Control; the remaining 75% of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in the applicable option agreement, except that the actual number of shares vesting on each subsequent vesting date shall be reduced by 25%; and (b) the number of unvested shares with respect to each restricted stock award held by the Executive immediately following the Change in Control shall be reduced by 25% of the number of unvested shares; the remaining unvested shares shall continue to vest in accordance with the original schedule set forth in the applicable restricted stock agreement, except that the number of shares of Common Stock vesting on each subsequent vesting date shall be reduced by the same percentage that the number of unvested shares was reduced immediately following the Change in Control.
          4.2 Termination Without Cause or For Good Reason. If the Executive’s employment with the Company is terminated by the Company (without Cause) or by the Executive for Good Reason within 12 months following a Change in Control Date, then, provided the Executive executes a release of claims drafted by the Company’s counsel and it becomes binding, all outstanding options to purchase Company stock or restricted stock of the Company held by the Executive under the Company’s stock compensation plans and arrangements will become immediately exercisable notwithstanding any contrary provisions in the documents otherwise governing the options or restricted stock.
     5. Taxes.
          5.1 Notwithstanding any other provision of this Agreement, except as set forth in Section 5.2, in the event that the Company undergoes a Change in Ownership or Control, the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 5.1 the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments,” and the aggregate amount (determined in accordance with Treasury Regulation § 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
          5.2 Notwithstanding the provisions of Section 5.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation § 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 5.2 shall be referred to as a “Section 5.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
          5.3 Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 5.3, of which Contingent Compensation Payments shall be treated as Eliminated Payments. Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of such payments and benefits constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 5.2 Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall notify the Company which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with

Treasury Regulation § 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments. In the event that the Executive fails to notify the Company pursuant to the preceding sentence on or before the required date, the Contingent Compensation Payments (or portions thereof) that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. In no event shall the Company be liable to the Executive as a result of any factual or legal determination made by it pursuant to this subsection or for any information supplied by it to the Executive or his/her advisors.
          5.4 The provisions of this Section 5 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          5.5 The payments set forth in Sections 3 and 4 above shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company determines are reasonably required pursuant to any applicable law or regulation. Neither the Executive nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Sections 3 and 4 of this Agreement
          5.6 Payments to the Executive under Section 3 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. However, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after Executive’s Date of Termination (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Regulation § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.
     6. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Sections 3 or 4 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in Sections 3 and 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     7. Other Employment Termination. If the Executive’s employment terminates for any reason other than as described in Sections 3 and 4, the Executive shall only receive any compensation owed to him or her as of his or her termination date and any other post-termination benefits which the Executive is eligible to receive under any plan or program of the Company.
     8. Existing Option and Restricted Stock Agreements. To the extent that the provisions set forth in Sections 3 and 4 above are not already incorporated in the option and/or restricted stock agreements between the Company and the Executive on the date of this Agreement, such option and/or restricted stock agreements shall be deemed to be amended as of the date hereof to be consistent with the provisions set forth in Sections 3 and 4.
     9. Successors.
          9.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          9.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 100 Beaver Street, Waltham, MA 02453, ATTN: Chairman of the Board, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     11. Miscellaneous.
          11.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          11.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          11.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Massachusetts, without regard to conflicts of law principles.
          11.4 Waiver of Right to Jury Trial. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the matters covered by this Agreement.
          11.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          11.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. Any provisions of any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation any provisions of any offer letter or option or restricted stock agreements are hereby superseded by this agreement and shall be of no further force or effect.
          11.8 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Sections 3 and 4.
          11.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          11.10 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement.

          11.11 Company Acknowledgements. The Company acknowledges that it has received all necessary consents, approvals and votes to permit the Company to enter into this Agreement and be bound hereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

ADNEXUS THERAPEUTICS, INC.

By:	/s/ John Mendlein

Title:	CEO

/s/ Eric Furfine

Eric Furfine

Address: